                                                          FILED PURSUANT TO
Prospectus Supplement No. 9                               RULE 424(b)(3)
                                                          FILE NO. 333-36557
(To Prospectus dated December 24, 1997, as supplemented by Prospectus Supplement Nos. 1 through 8 dated January 15, 1998, February 6, 1998, March 6, 1998, April 9, 1998, May 27, 1998, June 5, 1998, August 7, 1998 and March 29,
1999, respectively)

                          PREMIERE TECHNOLOGIES, INC.

                                  $172,500,000

                 5 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2004

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   This prospectus supplement relates to the offering for resale from time to time by the holders of $172,500,000 aggregate principal amount of 5 3/4% Convertible Subordinated Notes due 2004 of Premiere Technologies, Inc., a Georgia corporation, and the shares of common stock, $0.01 par value, of Premiere issuable upon the conversion of the Notes.

   This prospectus supplement is not complete without, and may not be delivered or utilized except together with, the prospectus dated December 24, 1997, including any supplements or amendments to the prospectus. All capitalized terms used but not defined in this prospectus supplement have the meanings given to them in the prospectus.

   The line item "BancAmerica Robertson Stephens . . . . 11,275,000, 341,666,
341,666," contained in the table in the prospectus under the caption "Selling Securityholders" is deleted entirely and replaced with the following:

BancBoston Robertson Stephens........................ 11,485,000 348,030 348,030

   This investment involves risks. See "Risk Factors" beginning on page 12 of the prospectus for information that should be considered by prospective purchasers.

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   The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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             The date of this prospectus supplement is May 26, 1999